UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report: May 14, 2007
(Date of earliest event reported)
INTERWOVEN, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-27389	77-0523543

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

803 11th Avenue, Sunnyvale, CA	94089

(Address of principal executive offices)	(Zip Code)
(408) 774-2000
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.4225)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-3-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On May 14, 2007, Interwoven, Inc. (the “Company”) notified the NASDAQ Stock Market (“NASDAQ”) that the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (the “First Quarter Form 10-Q”) would not be filed with the Securities and Exchange Commission on a timely basis.
     On May 14, 2007, the Company received a Staff Determination Letter from NASDAQ notifying the Company of its noncompliance with NASDAQ Marketplace Rule 4310(c)(14) because of the Company’s failure to file the Quarterly Report on Form 10-Q on a timely basis. As previously announced, the Company also received a Staff Determination Letter on March 20, 2007 in relation to its failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”). These notices indicated that, due to such noncompliance, the Company’s common stock would be subject to delisting.
     In response to the notice received March 20, 2007, the Company requested a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”), which occurred on May 3, 2007. At the hearing, the Company’s management presented its plan to regain compliance with NASDAQ’s filing requirements with respect to the 2006 Form 10-K. The Panel’s decision remains pending. The Company intends to supplement its request for continued listing and plan to regain compliance to cover its failure to file the First Quarter Form 10-Q on a timely basis. There can be no assurance that the Panel will grant the Company’s request for continued listing. Pending a decision of the Panel, the Company’s shares will continue to be listed on the NASDAQ Global Market.
     As previously disclosed in a Form 12b-25 filed with the Securities and Exchange Commission on May 14, 2007, the Company was not able to timely file the First Quarter Form 10-Q as a result of an ongoing voluntary review of its historical stock option grant procedures. The Company plans to file the 2006 Form 10-K and First Quarter Form 10-Q as soon as practicable after the completion of this review.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERWOVEN, INC.
Date: May 18, 2007	By:	/s/ John E. Calonico, Jr.
John E. Calonico, Jr.
Senior Vice President and
Chief Financial Officer